FIRST AMENDMENT TO THE ENERGOUS CORPORATION

2013 EQUITY INCENTIVE PLAN

THIS FIRST AMENDMENT TO THE ENERGOUS CORPORATION 2013 EQUITY INCENTIVE PLAN (this “First Amendment”), dated as of March [●], 2014, is made and adopted by Energous Corporation, a Delaware corporation (the “Company”), subject to approval by the stockholders of the Company.

WHEREAS, the Company maintains the Energous Corporation 2013 Equity Incentive Plan (the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, pursuant to Section 5.2 of the Plan, contingent on approval by stockholders of the Company, if stockholder approval is required by applicable law or applicable stock exchange listing requirements; and

WHEREAS, the Board has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Plan to increase the number of shares of common stock available for issuance under the Plan so that, effective following completion of the Company’s initial public offering (the “IPO”), the total number of such available shares equals 18% of the total number of shares of common stock outstanding immediately following the completion of the IPO (assuming for this purpose the conversion into common stock of all outstanding securities that are convertible by their terms into common stock and the exercise of all options and warrants exercisable for shares of common stock and including shares and warrants issued to the underwriter for such offering upon exercise of its over-allotment option, if any);

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders of the Company:

1.           Section 4.1 of the Plan (Authorized Number of Shares) is hereby is amended and restated in its entirety as follows:

“Subject to adjustment under Section 15, the aggregate number of shares of Common Stock that may be issued pursuant to the Plan shall equal 18% of the total number of shares of common stock outstanding immediately following the completion of the Initial Public Offering (assuming for this purpose the issuance of all shares issuable under the Company’s equity plans, the conversion into common stock of all outstanding securities that are convertible by their terms into common stock and the exercise of all options and warrants exercisable for shares of common stock and including shares and warrants issued to the underwriter for such Initial Public Offering upon exercise of its over-allotment option, if any) (__________ shares of Common Stock). The total number of shares of Common Stock described in the preceding sentence shall be available for issuance under Incentive Stock Options. From and after the Effective Date, no new awards will be made under the Prior Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise, all as determined by the Company from time to time. No later than the end of the Transition Period, the maximum number of shares for each type of Stock-based Award, and the maximum amount of cash for any cash-based Award, intended to constitute “performance-based compensation” under Code Section 162(m) granted to any Grantee in any specified period shall be established by the Company and approved by the Company’s stockholders.”

2.           Upon the approval by the stockholders of the Company, this First Amendment shall be incorporated in and form a part of the Plan.

3.           Capitalized terms used but not defined herein have the meanings ascribed thereto in the Plan.

4.           Except as expressly or by necessary implication amended hereby, the Plan shall remain in full force and effect.

Adopted by the Board on March 6, 2014

Approved by Stockholders on March 10 2014